SUB-ITEM 77Q3

AIM Core Bond Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 1/31/2009
File number: 811-05686
Series No.:  9

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                  $ 3,382
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                  $ 1,108
        Class C                  $   593
        Class R                  $    78
        Class Y                  $    13
        Institutional Class      $13,776


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                   0.4308
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                   0.3964
        Class C                   0.3965
        Class R                   0.4190
        Class Y                   0.2478
        Institutional Class       0.4475


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                    8,325
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                    2,790
        Class C                    1,801
        Class R                      201
        Class Y                       56
        Institutional Class       29,275


74V.  1 Net asset value per share (to nearest cent)
        Class A                   $ 8.36
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                   $ 8.36
        Class C                   $ 8.36
        Class R                   $ 8.35
        Class Y                   $ 8.36
        Institutional Class       $ 8.36